Exhibit 5.1

HUNTON ANDREWS KURTH LLP FILE NO: 056980.0000001

May 5, 2022

WW International, Inc.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Registration Statement on Form S-8

WW International, Inc.

Employee Stock Option Awards

Ladies and Gentlemen:

We have acted as Virginia counsel to WW International, Inc., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 1,000,000 shares of the Company’s common stock (the “Shares”), no par value per share, issuable upon the exercise of (i) a stock option ($30.00 exercise price) for 500,000 Shares granted under the Company’s Term Sheet and Terms and Conditions for Employee Stock Option Awards, dated March 21, 2022, between the Company and Sima Sistani and (ii) a stock option ($50.00 exercise price) for 500,000 Shares granted under the Company’s Term Sheet and Terms and Conditions for Employee Stock Option Awards, dated March 21, 2022, between the Company and Sima Sistani (each, an “Option Agreement” and, collectively, the “Option Agreements”), as referenced in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates of officers of the Company and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion letter, including (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the Registration Statement, (iv) resolutions of the Company’s Board of Directors approving the Option Agreements and authorizing the registration and the issuance of the Shares, (v) executed copies of the Option Agreements and (vi) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON

LOS ANGELES    MIAMI    NEW YORK    NORFOLK    RICHMOND     SAN FRANCISCO    THE WOODLANDS    TOKYO    TYSONS    WASHINGTON, DC

www.HuntonAK.com

WW International, Inc.

May 5, 2022

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of signatures not witnessed by us.

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the applicable Option Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP